Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-214319

January 3, 2017

CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) filed a Registration Statement on Form S-1 (Registration No. 333-214319) with the Securities Exchange Commission, which registration statement included a prospectus and was declared effective on December 15, 2016. On December 30, 2016, Chanticleer filed a prospectus supplement with the Securities Exchange Commission. Chanticleer encourages investors to read the prospectus and prospectus supplement, which are available at no charge as described below.

On January 3, 2016, Chanticleer issued the following press release.

Chanticleer Holdings to Hold Investor Education Session on January 4, 2017

To Discuss Details of Rights Offering

CHARLOTTE, NC– January 3, 2017 — Chanticleer Holdings, Inc. (NASDAQ: HOTR) (“Chanticleer” or the “Company”), owner and operator of multiple restaurant brands internationally and domestically, today announced that it will hold an investor education call at 4:15 p.m. ET on Wednesday, January 4, 2017 to discuss details related to its ongoing rights offering.

To access the call, dial (877) 407-8133 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8040. To access the webcast, including a slide presentation, log onto the Chanticleer website at: http://ir.stockpr.com/chanticleerholdings/overview.

A replay of the teleconference will be available and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 10184.

Chanticleer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement filed December 30, 2016 and other documents that Chanticleer has filed or files in the future with the SEC for more complete information about Chanticleer and the offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, Chanticleer will arrange to send you the prospectus if you request it by calling the Information Agent, Issuer Direct, at (919) 744-2722 or via email at chanticleer@issuerdirect.com

About Chanticleer Holdings, Inc.

Headquartered in Charlotte, NC, Chanticleer (HOTR), owns, operates and franchises fast casual and full service restaurant brands, including American Burger Company, BGR: The Burger Joint, Little Big Burger, Just Fresh and Hooters.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact Information:

Information Agent:

Issuer Direct, LLC

Information Agent

(919) 744-2722

transfer@issuerdirect.com

Company Contacts:

Michael Pruitt

(704) 366-5122 x 1

mp@chanticleerholdings.com

Mark Roberson

(704) 366-5122 x124

mroberson@chanticleerholdings.com

Investor Relations Contact:

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone 203.972.9200

jnesbett@institutionalms.com